Exhibit 99.2

Brian Siegel

Thank you, Operator.

Good morning and welcome to Moving iMage Technologies' earnings conference call and webcast.

With me today is Chairman and CEO, Phil Rafnson, who will provide an industry overview; Co-Founder and Executive VP of Sales and Marketing, Joe Delgado, who will provide a strategy and business overview; and our CFO, Bill Greene. For those of you that have not seen today's release, it is available in the Investors section of our website.

Before beginning, I would like to remind everyone that, except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties. Words like believe, expect, anticipates, mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place. Actual future results could differ materially from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports filed with the SEC.

Now, I'd like to turn the call over to Phil. Go ahead Phil.

Phil Rafnson

Thank you, Brian, and thank you all for joining us today. I'm Phil Rafnson, CEO of Moving iMage Technologies, or MiT. As you look at MiT as an investment, industry and company-specific factors will contribute to our future performance. First, I'll address the cinema industry as it stands today, and then Joe will discuss why we’re so excited about the future, where we are introducing potentially disruptive technologies into cinema, Esports, stadiums, arenas and other live entertainment venues.

Historically, our business has been cyclical, driven by new technology and technology upgrade cycles, which has caused lumpiness in our results. We are currently still in the early days of one right now, where newer technologies such as laser projectors with upgraded servers, new screens and smart sound systems are being purchased to replace older technologies. Additionally, we are seeing cinema owners build new theaters, and upgrade or refurbish older ones. These new theaters often include new amenities such as dine-in, bars and more, all with the idea of making going to the movies a destination experience.

Prior to the actors and writers strikes during the second half of 2023, the industry was normalizing and heading towards pre-Covid box office levels. Unfortunately, the now-settled Hollywood strikes impacted the industry during latter part of 2023 and are expected to be a headwind for box office growth in 2024 due to the delays in filming and releasing new content. This has had a trickle-down effect on our business in 2024, but we are cautiously optimistic about momentum starting to return as we get closer to 2025.

Before turning the call over to Joe, I'd like to thank our dedicated employees. Without them, we would not be in what I believe is the strongest position we've ever been in as a Company from an operational, financial product, and competitive perspective.

Thank you. Joe?

Joe Delgado

Thank you, Phil, and good morning, everyone.

I'll start by briefly reviewing our business and providing updates on each area. Today, cinema is our core legacy business, which consists of FF&E projects and selling our proprietary US-manufactured goods and third-party technologies. As Phil mentioned, this part of our business has historically been more cyclical and lumpy, with project start dates often being pushed out, as we have seen so far this year due to the strikes. Additionally, FF&E projects tend to be at the low end of our gross margin profile, although there is strong operating leverage in this part of the business.

Given the lower margin profile, lumpiness, and timing factors I just mentioned, a major part of our strategy going forward is to shift our mix towards higher margin products, as well as smooth out the lumpiness and cyclicality.

For Cinema, this includes expanding our existing lineup of over 50 proprietary manufactured products, including our ADA compliance products and Caddy lines. By manufacturing these products, we can significantly increase our blended margins on FF&E projects and our overall company gross margin when sold à la carte.

Additionally, our partnership with LEA Professional for smart power amps is a potential source of growth and margin expansion for both FF&E projects and a la carte sales. There are two parts to this opportunity. The first is power amplifier attrition. On average, each movie screen needs 5 or 6 power amps, and these tend to have annual attrition rates of 5-10%. We estimate the total installed market for power amps in North America to be about $630 million dollars, so the annual TAM is around $30-60 million. Given LEA is so confident in its product quality, with a warranty that is two times the industry standard; combined with challenges at their competitors, which are also de-emphasizing the cinema market, I feel optimistic about sales continuing to ramp in 2024. Of note, we just successfully completed testing with a top 5 cinema circuit, another top 5 circuit is in field testing and two other top 10 circuits are in discussions to begin testing over the next few quarters. Additionally, there is a huge trade show in Europe in June, which is a market we are optimistic about contributing to the medium to long term growth in these products. The second part of this opportunity is the new builds and the refurb/upgrades of cinemas. For example, we have scoped LEA smart power amps into a current project, and we expect to continue to expand this opportunity going forward.

Now I’ll provide an update on the MiTranslator, our multi-language technology solution with a recurring revenue stream; that forms the high end of our accessibility strategy. The market in North America alone is tremendous, with over 70 million non-English proficient speakers who may not have previously attended the movies. With this product and service, those who did attend previously can now have a significantly enhanced moviegoing experience. This is a new product class for the industry, and adoption has yet to occur.

While a lot of the progress is in the background, we are moving this initiative forward by working with multiple industry groups to standardize the secure transfer of data files between the studios and the cinemas. In parallel, we continue to build awareness for this product, and we believe the industry efforts bode well for a successful ramp in MiTranslator once these items are resolved. We will keep you apprised as things develop.

CineQC, our SaaS-based quality control platform, is another example. CineQC is actually a third-party developed platform, and we exclusively license the global cinema distribution rights. As you know, we have been working with the developer, at no cost to us, and National Amusements, a large international movie circuit and paying customer, on upgrading the product for the past year, including developing more robust reporting capabilities. While we’ve made significant progress with the system at National Amusements, after significant analysis, we recently came to the conclusion that the overall technology needs to be ugraded in order to scale, and as such, we plan to more directly control the software development going forward. Our current estimate is for the new development work to be complete by the end of the calendar year. However, once complete, we will have a much more robust, tested and scaleable offering to enable National Amusements to role CineQC out to its global cinemas and begin marketing to other clients.

The next opportunity for us is to move beyond Cinema. Here, we are targeting two areas – other live entertainment venues and Esports.

I believe eSports has the potential to be a significant incremental growth driver for us in the years to come. There is an opportunity to create the Little League of Esports, hosted locally in cinema auditoriums, creating a safe, inclusive environment for kids to interact with each other in-person through gaming. We believe this is a very attractive value proposition for parents, cinema owners, us and our partner SNDBX. Here, our product, MovEsports, integrates 6 gaming stations with a master cart that enables live play on the big screen. Right now, given SNDBX’s delays in raising growth equity, we have begun talking to certain larger customers with robust internal marketing capabilities about running their own leagues. Talks are still in the preliminary stages, but we believe that our parallel paths for MovEsports will help turn this business into a solid contributor and drive growth in the future.

Finally, the growth opportunity I’m most excited about is what we currently call eCaddy. The TAM here is huge, with millions of existing seats becoming retrofit candidates in addition to new stadium and arena builds. We have infused our Caddy product line of cupholders with technology and will develop applications and services for use in stadiums and arenas. We introduced the eCaddy concept to executives at a handful of major league baseball stadiums, as well as those at other major sports stadiums over the past six months. We got great feedback on the type of applications that would excite them and identified other potential ecosystem partners as well. We also recently got positive news from a vendor about significantly improved battery consumption, which we believe can open up more services to this technology. Now that we have a module with the new battery, we are currently working on the firmware and initial applications as well as low volume manufacturing planning, with initial prototype units likely being available over the Summer. We are also putting together proposals to field test with potential customers. Once available, we can move to the next step with potential customers and partners.

I believe this product will be a success. It’s just a matter of to what degree – whether it’s adding material, high margin growth to potentially being transformational for MiT. While the potential here on its own is tremendous, in combination with eSports, MiTranslator, and CineQC, I believe it can reshape our business and financial models in the future. We'll keep you appraised as we hit milestones.

Finally, we have an active corporate development program that includes the business development deals we made with SNDBX and LEA, acquisitions such as the ADA product line, and other ongoing activities.

In conclusion, while things have played out much more slowly than I had originally hoped, much of this due to industry factors, we are still in the early innings of our growth opportunity for our emerging technologies while our strong positioning in our legacy business continues to improve, which will be a benefit to our results once the industry manages through the after effects of the strikes.

With that, I thank you, and I'll turn it over to Brian.

Brian Siegel

Thanks Joe, and thank you, everyone, for attending our earnings call. I'm going to spend a little time reviewing our model, and then I'll take you through the quarter, followed by a Q&A.

Historically, our legacy FF&E projects have been the key driver for our business, making up roughly 60% to 65% of revenue. As Joe and Phil mentioned, FF&E projects are more cyclical and can often see start dates pushed out, as we’ve seen over the past three quarters due to the strikes.

We serve as a project manager, procuring and reselling FF&E and services for refurbishing, upgrading, and building new theaters. Since a large part of these projects involve pass-through costs with a small margin added in, project margins are in the mid-teens. We have several routes to improve these margins including upselling installation services, scoping our proprietary manufactured products into the project, through the resale of higher margin technology products, including projectors and servers, and more recently, sound system products through our relationship with LEA Professional.

Next, we sell our higher margin proprietary manufactured offerings à la carte, which have margins ranging from 35% to 55% and include our fabrication, Caddy and ADA compliance products. Additionally, since we are in the early days of a multi-year technology upgrade cycle, we receive discreet orders for servers, projectors and LEA power amps, all of which have gross margins above the Company average.

In the near future, as our emerging products like MiTranslator, CineQC, and eCaddy hit the market and start to scale, we expect our mix to shift even more significantly away from FF&E, as these products will likely have 50%+ gross margins.

Now, moving to our third quarter results. We reported revenue of $3.9 million, up 4.0% versus last year.

Gross profit decreased to $0.7 million from $1 million last year. Gross margin was down 1050 basis points to 17.4% in the quarter, resulting from an unfavorable product mix due to an order to resell seats, which had a low double digit gross margin.

GAAP Operating expenses were $1.3 million, down $0.3 million or 18.8% versus $1.6 million last year.

GAAP Operating loss was $(0.6) million versus a loss of $(0.4) million last year, due to lower gross profits and also demonstrating the downside of our high operating leverage.

Both GAAP and non-GAAP net loss was $(0.6) million or $(0.06) per share, versus GAAP and non-GAAP net loss of $(0.4) million or  $(0.04) per share last year.

Moving to the balance sheet, our cash and cash equivalents were $5.9 million at the end of the third quarter. Finally, even with lower liquidity, we bought back about 310,000 shares during the quarter.

Now I’ll provide an update on our FY24 outlook. The writers and actors strikes have impacted our customers due to the lower expected box office and by driving uncertainty into their 2024 budgeting process. Given these factors, we expect revenue and gross margin to be down in fiscal Q4, as we complete the remainder of the order to resell seats.

Next, I previously provided upside opportunities that were excluded from our forecast. I will now update these items.

●	The ADA product refresh at a top 5 cinema circuit is still in play for us, but the customer is still completing its budgeting process. We believe it is a question of when, not if this customer begins to place orders.
●	We don’t expect to recognize any revenue from Esports during the quarter.
●	With respect to LEA smart power amplifiers, we do have this product scoped into some upcoming projects for new builds, and we remain positive on the ability of this product line to ramp throughout the calendar year.

In summary, while the strikes have disrupted the industry for most of this year, we’ve continued to move forward with our emerging growth initiatives that will drive growth for the Company in the years to come. Unfortunately for investors, most of the progress is happening in the background at this point.

Regarding catalysts, we plan to announce whatever orders we can through press releases and earnings calls this year, and of course we will provide any milestone updates related to our key emerging growth initiatives as appropriate.

I want to thank everyone for attending today's call and look forward to speaking with you again on our next call in September.